UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 5, 2007

VISANT CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	333-120386	90-0207604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

357 Main Street
Armonk, New York 10504		10504
(Address of principal executive offices)		(Zip Code)

(914) 595-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On January 2, 2007, Visant Corporation (the “Company”) and Visant Holding Corporation (“Holding”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with R.R. Donnelley & Sons Company (“Donnelley”) providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., subsidiaries of the Company, to Donnelley.

Pursuant to the Stock Purchase Agreement, at closing Donnelley will acquire all of the outstanding shares of Von Hoffman Holdings Inc. for total cash consideration of $412,500,000, subject to adjustment.  Prior to closing, Von Hoffmann Holdings Inc. will transfer to the Company or one of its affiliates all of the capital stock of The Lehigh Press, Inc. and Precision Offset Printing Company, Inc.

The Stock Purchase Agreement contains customary representations, warranties and covenants, and indemnification and termination provisions.  The Company and Holding also agreed to certain non-competition and non-solicitation restrictions.  The transaction, which is expected to close by the end of the first quarter of 2007, is subject to customary closing conditions, including regulatory approval under the Hart-Scott-Rodino Act of 1976.  The Stock Purchase Agreement is subject to termination if the sale of Von Hoffmann Holdings Inc. is not completed by May 31, 2007.

The foregoing description of the Stock Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this report by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated January 2, 2007, among Visant Corporation, Visant Holding Corporation and R.R. Donnelley & Sons Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2007	VISANT CORPORATION

	By:	/s/ PAUL B. CAROUSSO
Name: Paul B. Carousso
Title:Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated January 2, 2007, among Visant Corporation, Visant Holding Corporation and R.R. Donnelley & Sons Company.